Exhibit 99.1

NEWS RELEASE

Contact: Beth Potillo

Phone: (818) 879-6733

Dole Food Company, Inc. Announces Update of Owned Vessel Fleet

Suspends Indefinitely Share Repurchase Program

WESTLAKE VILLAGE, California – May 28, 2013 – Dole Food Company, Inc. (NYSE: DOLE) today announced that its Board of Directors has approved updating the Company’s owned vessel fleet, with the acquisition of three new specialty built refrigerated container ships for its U.S. West Coast operations, costing approximately $165 million, for a phased delivery in the late 2015 to early 2016 time frame.

“Updating our West Coast shipping capabilities is very important strategically to the Company’s competitive differentiation and future growth prospects,” said C. Michael Carter, Dole’s President and Chief Operating Officer. “These ships will be 27 years old at the time of replacement. The new ships will be more fuel efficient and will be built to Dole’s exacting specifications and design, with a 770 FEU capacity (compared to the replaced ships with 491 FEU) and equipped with gantry cranes.”

Dole also announced the indefinite suspension of the previously announced share repurchase program for up to $200M of its outstanding common stock. “At this time we have decided to use our existing funding resources to take advantage of this opportune window in the shipping industry, when these specialty ships can be built at very competitive costs,” said Carter. “While Dole is also seeking to monetize its excess Hawaii land holdings by actively marketing the approximately 20,600 acres of land that it is not currently farming on the island of Oahu, we do not expect that this land will provide a near-term source of liquidity given the magnitude of farmland involved. With the approximate $165 million investment in ships and the drag on earnings due to significant losses in our strawberry business, the share repurchase program is being suspended indefinitely.”

Dole indicated that the volatility in its strawberry business has been especially pronounced during the first half of 2013 due to unusual weather conditions, at a time when the best prices are usually available for strawberries, especially in the first quarter. “Dole is the second largest strawberry supplier in the United States, and all of our 962 acres in the Oxnard, California growing region were affected, limiting our production to mostly freezer and juice outlets. We expect full-year losses in our strawberry business to be approximately $23 million below plan,” said Carter.

Guidance

Dole has provided guidance to give investors general information on the overall direction of its businesses. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital-market conditions and the markets for fresh fruits and vegetables. Dole does not intend, and undertakes no obligation, to update its forward-looking statements, including projections and future prospects.

About Dole Food Company, Inc.

Dole Food Company, with 2012 revenues of $4.2 billion from continuing operations, is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

Forward-Looking Statements

This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results and events to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest rates, trading prices for the Company’s shares, currency exchange rates and other market conditions; the ability to access liquidity sources; economic crises and security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.

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